                                               Filed pursuant to rule 424b(5)
                                               Registration No. 333-33814
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 12, 2000)

[Logo]                           $500,000,000

                         Marshall & Ilsley Corporation

                          Medium-Term Notes, Series E
               Due from 9 Months to 30 Years from Date of Issue

   Marshall & Ilsley Corporation may use this prospectus supplement to offer its medium-term notes, Series E.

   The following terms, apply to the notes. We will provide the final terms for each note in a pricing supplement:

  . They have maturities from 9 months to 30 years from the date of issue.

  . They will not generally be redeemable or repayable prior to maturity.

  . They may be denominated in U.S. dollars or in foreign currencies.

  . They may bear interest at fixed or floating interest rates, or may not bear interest at all. Floating interest rates may be based on any of the following formulas or on other interest rate formulas specified in a pricing supplement.

                                          --Federal Funds Rate

    --Commercial Paper Rate

                                          --CMT Rate

    --Prime Rate

                                          --J.J. Kenny Rate

    --LIBOR

                                          --Eleventh District Cost of Funds
    --Treasury Rate                         Rate


                                          --Another Base Rate specified in the
                                            pricing supplement

    --CD Rate
  . They may be issued as indexed notes.

  . They will be issued in certificated or book-entry form.

  . Interest will be paid on fixed rate notes on May 1 and November 1 of each year.

  . They will be issued in minimum denominations of $1,000 or other specified denominations for foreign currencies.

   If we sell all of the notes, we expect to receive proceeds of between $499,375,000 and $496,250,000 after paying the agent commissions of between $625,000 and $3,750,000. The exact proceeds we receive will be set at the time of issuance. We may sell the notes directly or through one or more agents or dealers. We do not expect that any of the notes will be listed on an exchange, and a market for any particular series of notes may not develop.

   Investing in certain notes may involve index and currency risks. See "Risk Factors" beginning on page S-3.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or any accompanying prospectus or pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

   The notes are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

Salomon Smith Barney
     Donaldson, Lufkin & Jenrette
                Goldman, Sachs & Co.
                         Lehman Brothers
                                 J.P. Morgan & Co.
                                          Morgan Stanley Dean Witter
                                                          Robert W. Baird & Co.

May 31, 2000

   You should only rely on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or in any accompanying prospectus is accurate as of any date other than the date on the front page of each of these documents, respectively.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement

Important Currency Information.............................................  S-3
Risk Factors...............................................................  S-3
Description of the Notes...................................................  S-4
Plan Of Distribution....................................................... S-20
Legal Matters.............................................................. S-20

                                   Prospectus

About This Prospectus......................................................    1
Where You Can Find More Information........................................    1
Forward-Looking Statements.................................................    2
Marshall & Ilsley Corporation..............................................    2
Use of Proceeds............................................................    2
Ratio of Earnings to Fixed Charges.........................................    3
Description of Debt Securities.............................................    3
Book-Entry Securities......................................................   10
Certain United States Federal Income Tax Consequences......................   11
Plan of Distribution.......................................................   19
Legal Matters..............................................................   20
Experts....................................................................   20

                         IMPORTANT CURRENCY INFORMATION

   Purchasers are required to pay for each note in a currency we specify for the note. If requested by a prospective purchaser of a note having a specified currency other than U.S. dollars, the agent may at its discretion arrange for the exchange of U.S. dollars into the specified currency to enable the purchaser to pay for the note. Each exchange will be made by the agent on the terms, conditions, limitations and charges that the agent may from time to time establish in accordance with its regular foreign exchange practice. The purchaser must pay all costs of exchange.

   Unless otherwise indicated, currency amounts in this prospectus supplement or any pricing supplement are stated in United States dollars. References in this prospectus supplement to "U.S. dollars," "U.S.$," "dollar" or "$" are to the lawful currency of the United States.

                                  RISK FACTORS

Exchange Rates and Exchange Controls

   An investment in foreign currency notes, which are notes denominated in a specified currency other than U.S. dollars or in a composite currency, entails significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. Similarly, an investment in an indexed note, on which all or a part of any payment due is based on a currency other than U.S. dollars, has significant risks that are not associated with a similar investment in non-indexed notes. Such risks include, but are not limited to:

  . the possibility of significant changes in rates of exchange between the U.S. dollar and the specified currency or composite currency, and

  . the possibility of the imposition or modification of foreign exchange controls by either the United States or foreign governments.

   Such risks generally depend on events over which we have no control, such as:

  . economic events,

  . political events, and

  . the supply and demand for relevant currencies.

   In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been highly volatile and this volatility may be expected in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in the rate that may occur during the term of any foreign currency note. Depreciation of the specified currency of a foreign currency note against U.S. dollars would result in a decrease in the effective yield of the foreign currency note below its coupon rate and could result in a substantial loss to the investor on a U.S. dollar basis.

   Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls that could affect exchange rates as well as the availability of a specified currency other than U.S. dollars at the time of payment of principal, any premium or interest on a foreign currency note. Even if there are no exchange controls, it is possible that the specified currency for any particular foreign currency note would not be available to us when payments on the notes are due because of circumstances beyond our control. In that event, we will make required payments in U.S. dollars on the basis of the most recently available exchange rate.

Judgments

   The notes will be governed by and construed in accordance with the laws of the State of New York. Courts in the United States customarily grant judgments for money damages only in U.S. dollars. Under current

New York law, an action based upon a foreign currency note would be rendered in the specified currency. The judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of foreign currency notes would bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the paying agent converts U.S. dollars to the specified currency for payment of the judgment.

Unavailability of Currencies

   If payment on a note is required to be made in a specified currency other than U.S. dollars and that foreign currency is unavailable or no longer used, then all payments on that note will be made in U.S. dollars until that foreign currency is again available or so used. The amounts payable on any date in an unavailable foreign currency will be converted into U.S. dollars on the basis of the most recently available exchange rate for that currency or as otherwise indicated in the applicable pricing supplement.

   If the specified currency of a note is officially redominated, other than as a result of the European Monetary Union, then our payment obligations on that note will be the amount of redominated currency that represents the amount of our obligations immediately before the redomination. The notes will not provide for any adjustment to any amount payable under those notes as a result of:

  . any change in the value of the specified currency of those notes relative to any other currency due solely to fluctuations in exchange rates, or

  . any redomination of any component currency of any composite currency, unless the composite currency is itself officially redominated.

Limited Facilities for Conversion

   Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. In addition, banks do not generally offer non-U.S. dollar denominated checking or savings account facilities in the United States. Accordingly, payments on foreign currency notes will be made from an account at a bank located outside the United States, unless otherwise specified in the applicable pricing supplement.

                            DESCRIPTION OF THE NOTES

   The following description of the particular terms of the Medium-Term Notes, Series E supplements the description of the general terms and provisions of the debt securities set forth in the prospectus. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the debt securities in the prospectus, you should rely on the information in this prospectus supplement.

   The pricing supplement for each offering of notes will contain the specific information and terms for that offering. If any information in the pricing supplement, including any changes in the method of calculating interest on any note, is inconsistent with this prospectus supplement, you should rely on the information in the pricing supplement. The pricing supplement may also add, update or change information contained in the prospectus and this prospectus supplement. It is important for you to consider the information contained in the prospectus, this prospectus supplement and the pricing supplement in making your investment decision.

General

   Introduction. The notes are a series of senior debt securities issued under our senior indenture. At the date of this prospectus supplement, the notes offered pursuant to this prospectus supplement are limited to an aggregate initial public offering price or purchase price of up to $500,000,000 or its equivalent in one or more foreign or composite currencies. This amount is subject to reduction as a result of the sale of other securities under the registration statement of which this prospectus supplement and the accompanying prospectus form a part, or under a registration statement to which this prospectus supplement and the accompanying prospectus also relate.

   The amount of notes sold will reduce the amount of other notes that may be sold. We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice. The aggregate amount of notes may be increased from time to time to such larger amount as we may authorize.

   The U.S. dollar equivalent of the public offering price or purchase price of a note denominated in a specified currency other than U.S. dollars or a composite currency will be determined on the basis of the market exchange rate or rates. This market exchange rate will be the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York for the specified currency on the applicable issue date. We or our agent, as the exchange rate agent for the notes, will make this determination.

   Ranking. The notes will constitute part of our senior indebtedness and will rank on an equal basis with all of our other unsecured debt other than subordinated debt. As of March 31, 2000, the aggregate principal amount of our senior indebtedness outstanding was approximately $577.3 million.

   Forms of Notes. The notes will be issued in registered form only, without coupons. Each note will be issued initially as a book-entry note, which will be a global security registered in the name of a nominee of DTC, as depository, or another depository named in the pricing supplement. Alternatively, if specified in the applicable pricing supplement, each note will be issued initially as a certificated note, which will be a certificate issued in definitive registered form. Except as set forth in the accompanying prospectus under "Book-Entry Securities," book-entry notes will not be issuable as certificated notes.

   Denominations. Unless otherwise specified in the applicable pricing supplement, the authorized denominations of notes denominated in U.S. dollars will be $1,000 and any larger amount that is a whole multiple of $1,000. The authorized denominations of notes denominated in foreign currencies or composite currencies will be indicated in the applicable pricing supplement.

   Maturity. Unless otherwise specified in the applicable pricing supplement, each note will mature on a stated maturity date. The maturity date will be a business day that is at least 9 months but not more than 30 years from its date of issue as specified on the face of the note and in the applicable pricing supplement or, if the note is a floating rate note and the specified maturity date is not a business day, the next succeeding business day (or, in the case of a LIBOR note, if the next succeeding business day falls in the next calendar month, the next preceding business day). If the maturity date specified in the applicable pricing supplement for any fixed rate note is a day that is not a business day, we will pay principal on the next succeeding business day with the same force and effect as if we paid principal on the specified maturity date.

   Additional Information. The applicable pricing supplement will describe the following terms:

  . the specified currency or composite currency for the note,

  . whether the note

    --is a fixed rate note,

    --is a floating rate note,

    --is an amortizing note, which means that a portion or all the principal amount is payable prior to stated maturity in accordance with a schedule, by application of a formula, or based on an index, and/or

    --is an indexed note on which payments of interest or principal may be linked to the price of one or more securities, currencies, commodities or other goods,

  . the price at which the note will be issued, expressed as a percentage of the aggregate principal amount or face amount,

  . the original issue date,

  . the stated maturity date,

  . if the note is a fixed rate note, the rate per annum at which the note will bear any interest, and whether and the manner in which the rate may be changed prior to its stated maturity,

  . if the note is a floating rate note, the following relevant terms:

    --the base rate,

    --the initial interest rate,

    --the interest reset period or the interest reset dates,

    --the interest payment dates,

    --any index maturity,

    --any maximum interest rate,

    --any minimum interest rate,

    --any spread or spread multiplier, and

    --any other terms relating to the particular method of calculating the interest rate for the note and whether and how the spread or spread multiplier may be changed prior to state maturity,

  . whether the note will be issued originally at a discount,

  . if the note is an amortizing note, the terms for repayment prior to stated maturity,

  . if the note is an indexed note, in the case of an indexed rate note, the manner in which the amount of any interest payment will be determined or, in the case or an indexed principal note, its face amount and the manner in which the principal amount payable at stated maturity will be determined,

  . the redemption or repayment terms,

  . whether the note may have an optional extension beyond its stated maturity,

  . whether the note will be represented by a global security or a certificate issued in definitive form,

  . any special U.S. federal income tax consequences of the purchase, ownership and disposition of a particular issuance of notes,

  . whether the note is a renewable note, and if so, its specific terms,

  . the use of proceeds, if materially different from the accompanying prospectus, and

  . any other terms of the note provided in the accompanying prospectus to be set forth in a pricing supplement or that are otherwise consistent with the provisions of the senior indenture.

   As used in this prospectus supplement, "business day" means:

  . for any note, any day that is not a Saturday or Sunday and that, in New
    York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to close,

  . for LIBOR notes only, a London business day, which will be any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market,

  . for foreign currency notes only (other than those denominated in Euros), any day that, in the principal financial center of the country of the specified currency, is not a day on which banking institutions generally are authorized or obligated by law to close, and

  . for notes denominated in Euros, a day on which the Trans-European
    Automated Real-Time Gross Settlement Express Transfer System is open.

   As used above, a principal financial center means the capital city of the country issuing the specified currency. However, for U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Italian lire and Swiss francs, the principal financial centers will be New York City, Sydney, Toronto, Frankfurt, Amsterdam, Milan and Zurich, respectively.

Payment of Principal and Interest

   Unless otherwise specified in the applicable pricing supplement and except as provided below, principal, premium and interest will be made at the corporate trust office of our trustee, The Chase Manhattan Bank in New York City, New York. Payments of interest, other than interest payable at stated maturity, with respect to any certificated note may be made at our option by check mailed to the registered holders of the notes. For global securities representing book-entry notes, payments of interest will be made to a nominee of the depository. However, for a note issued between a regular record date and the related interest payment date, interest for the period beginning on the original issue date for the note and ending on the interest payment date generally will be paid to the holder on the next succeeding interest payment date.

   Unless otherwise specified in the applicable pricing supplement, a holder of $10,000,000, or its equivalent for notes denominated in a specified currency other than U.S. dollars, or more in aggregate principal amount of certificated notes of similar tenor and term will be entitled to receive payments of interest in U.S. dollars, other than interest payable at stated maturity or upon repayment or redemption, by wire transfer of immediately available funds, if the holder gives appropriate wire transfer instructions to the trustee in writing not later than the 15 calendar days prior to the applicable interest payment date.

   Unless otherwise specified in the applicable pricing supplement, the principal, premium, if any, and interest, if any, payable at stated maturity or upon repayment or redemption (other than interest payable on a maturity date or repayment or redemption date that is also an interest payment date) on each certificated note will be paid in immediately available funds upon surrender of the note at the corporate trust office of the trustee in New York City, New York.

   Unless otherwise specified in this prospectus supplement or the applicable pricing supplement, any payment required to be made on a note on a date, including the stated maturity date, that is not a business day for the note need not be made on that date. A payment may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of the delayed payment.

   The applicable pricing supplement will specify any additional terms applicable to any foreign currency note with respect to the payment of principal and any premium or interest on the note.

   Unless otherwise specified in the applicable pricing supplement, if the principal of any original issue discount note, which is referred to as an OID note, is declared to be due as a result of the acceleration of stated maturity, the amount of principal due and payable to the holder of the OID note will be limited to the aggregate principal amount of the note multiplied by the sum of
(i) its issue price, expressed as a percentage of the aggregate principal amount, plus (ii) the OID amortized from the date of issue to the date of declaration. Amortization will be calculated using the interest method, computed in accordance with generally accepted accounting principles in effect on the date of declaration.

   The regular record date for any interest payment date for a floating rate note, fixed rate note or an indexed rate note will be the date, whether or not a business day, 15 calendar days immediately preceding the interest payment date.

Fixed Rate Notes

   Each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the annual rate specified in the applicable pricing supplement until its principal amount is paid or made available for payment. However, as described below or as otherwise described in the applicable pricing supplement, the interest rate payable on fixed notes may be adjusted from time to time. Unless otherwise specified in the applicable pricing supplement, interest on each fixed rate note will be payable semiannually in arrears on the dates set forth in the applicable pricing supplement, with each date being an interest payment date, and at stated maturity. Unless "accrue to pay" is specified in the applicable pricing supplement or unless otherwise specified in the applicable pricing supplement, if the interest payment date on a fixed rate note is not a business day, any required payment to be made on that date, including the stated maturity date, may be made on the next succeeding business day with the same force and effect as if made on the interest payment date. No additional interest will accrue as a result of the delayed payment.

   If "accrue to pay" is specified in the applicable pricing supplement, and any interest payment date for the fixed rate note would otherwise be a day that is not a business day, the interest payment date will be postponed to the next succeeding business day. Any payment of interest on the interest payment date will include interest accrued through the day before the interest payment date. Unless otherwise specified in the applicable pricing supplement, interest on fixed rate notes will be computed and paid on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Floating Rate Notes

   The initial interest period is the period from the original issue date to, but not including, the first interest reset date. Each floating rate note will be determined by reference to the interest rate formula set forth, or otherwise described, in the applicable pricing supplement. The interest reset period is the period from each interest reset date to, but not including, the following interest reset period. The initial interest period and any interest reset period is an interest period. The interest rate for each floating rate note will be determined based on an interest rate basis, the base rate, plus or minus any spread or multiplied by any spread multiplier. The spread is the number of basis points specified in the applicable pricing supplement as applicable to the floating rate note. The spread multiplier is the percentage specified in the applicable pricing supplement as applicable to the floating rate note. As described below, or as may otherwise be specified in the applicable pricing supplement, the spread or spread multiplier on floating rate notes may be adjusted from time to time.

   The applicable pricing supplement will designate one of the following base rates as applicable to a floating rate note:

  . the Commercial Paper Rate,

  . the Federal Funds Rate,

  . LIBOR,

  . the Prime Rate,

  . the CD Rate,

  . the Treasury Rate,

  . the CMT Rate,

  . the J.J. Kenny Rate,

  . the Eleventh District Cost of Funds Rate, or

  . another base rate set forth in the applicable pricing supplement.

   The following terms are used in describing the various base rates:

   The "index maturity" for any floating rate note is the period of maturity of the instrument or obligation from which the base rate is calculated.

   "H.15(519)" means the publication entitled "Statistical Release H-15(519), Selected Interest Rates," or any successor publication, published by the Board of Governors of the Federal Reserve System.

   "H.15 Daily Update" means the daily update of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/H15/update or any successor site or publication.

   "Calculation date" means the date by which the calculation agent is to calculate the interest rate for floating rate notes which will be the earlier of (i) the tenth calendar day after the related rate determination date, or if that day is not a business day, the next succeeding business day or (ii) the business day preceding the applicable interest payment date or the stated maturity.

   As stated in the applicable pricing supplement, a floating rate note may also have either or both of the following, which will be expressed as a rate per annum on a simple interest basis:

  . maximum interest rate, which will be a maximum limitation, or ceiling, on the rate at which interest may accrue during any interest period, and/or

  . minimum interest rate, which will be a minimum limitation, or floor, on the rate at which interest may accrue during any interest period.

   In addition to the maximum interest rate that may be applicable to any floating rate note, the interest rate on each floating rate note will in no event be higher than the maximum rate permitted by applicable law. The notes will be governed by the State of New York. As of the date of this prospectus supplement, the maximum permissible interest rate under the laws of the State of New York is 25% per annum on a simple interest basis, with certain exceptions. The limit only applies to floating rate notes that are less than $2,500,000.

   Unless otherwise specified in the applicable pricing supplement, The Chase Manhattan Bank will be the "calculation agent" to calculate interest on floating rate notes. All determinations of interest by the calculation agent will be conclusive for all purposes and binding on the holders of the floating rate notes.

   The interest rate on each floating rate note will be reset on an interest reset date, which means that the interest rate will be reset daily, weekly, monthly, quarterly, semiannually or annually, as specified in the applicable pricing supplement.

   Unless otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

  . in the case of floating rate notes that reset daily, each business day,

  . in the case of floating rate notes that reset weekly, other than Treasury
    Rate notes, the Wednesday of each week,

  . in the case of Treasury Rate notes that reset weekly, the Tuesday of each week, except as provided below,

  . in the case of floating rate notes that reset monthly, other than Eleventh District Cost of Funds Rate notes, the third Wednesday of each month,

  . in the case of floating rate notes that are Eleventh District Cost of Funds Rate notes, the first calendar day of each month,

  . in the case of floating rate notes that reset quarterly, the third
    Wednesday of March, June, September and December of each year,

  . in the case of floating rate notes that reset semiannually, the third
    Wednesday of the two months of each year specified in the applicable pricing supplement,

  . and in the case of floating rate notes that reset annually, the third
    Wednesday of the month of each year specified in the applicable pricing supplement.

   If an interest reset date for any floating rate note would fall on a day that is not a business day, the interest reset date will be postponed to the next succeeding business day. In the case of a LIBOR note, if postponement to the next business day would cause the interest reset date to be in the next succeeding calendar month, the interest reset date will instead be the immediately preceding business day. If an auction of direct obligations of United States Treasury bills falls on a day that is an interest reset date for Treasury Rate notes, the interest reset date will be the succeeding business day.

   Unless otherwise specified in the applicable pricing supplement and except as provided below, the interest rate that goes into effect on any interest reset date will be determined on a rate determination date preceding that interest reset date.

   Unless otherwise specified in the applicable pricing supplement, interest payable on a floating rate note will be the interest accrued from and including the original issue date or the last date to which interest has been paid, as the case may be, to, but excluding the interest payment date. Accrued interest on a floating rate note with more than one interest reset date will be calculated by multiplying the principal amount of the note by an accrued interest factor. If the floating rate note is an indexed principal note, the face amount of the note will be multiplied by the accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the applicable pricing supplement, the interest factor for each of these days will be computed by dividing the interest rate in effect on that day by 360, in the case of Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, CD Rate notes, J.J. Kenny Rate notes and Eleventh District Cost of Funds Rate notes. In the case of Treasury Rate notes and CMT Rate notes the interest factor for each day will be computed by dividing the interest rate by the actual number of days in the year. The interest factor will be expressed as a decimal calculated to seven decimal places without rounding. For purposes of making this calculation, the interest rate in effect on any interest reset date will be the applicable rate as reset on that date.

   For all other floating rate notes, accrued interest will be calculated by multiplying the principal amount of the note by the interest rate in effect during the period for which accrued interest is being calculated. That product is then multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by 360, in the case of Commercial Paper Rate notes, Federal Funds Rate notes, LIBOR notes, Prime Rate notes, CD Rate notes, J.J. Kenny Rate notes and Eleventh District Cost of Funds Rate notes. In the case of Treasury Rate notes and CMT Rate notes, the product is multiplied by the quotient obtained by dividing the number of days in the period for which accrued interest is being calculated by the actual number of days in the year.

   Unless otherwise specified in the applicable pricing supplement, all percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of one percentage point rounded upward. All currency amounts used in or resulting from these calculations on the notes will be rounded to the nearest one-hundredth of a unit (with .005 of a unit being rounded upward).

   Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable as follows:

  . In the case of floating rate notes that reset daily, weekly or monthly, other than Eleventh District Cost of Funds Rate notes, interest will be payable on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement.

  . In the case of Eleventh District Cost of Funds Rate notes, interest will be payable on the first calendar day of each March, June, September and December.

  . In the case of floating rate notes that reset quarterly, interest will be payable on the third Wednesday of March, June, September and December of each year.

  . In the case of floating rate notes that reset semiannually, interest will be payable on the third Wednesday of each of two months of each year specified in the applicable pricing supplement.

  . In the case of floating notes that resent annually, interest will be payable on the third Wednesday of one month of each year specified in the applicable pricing supplement.

In each of these cases, interest will also be payable at maturity.

   If an interest payment date for any floating rate note would fall on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day. In the case of LIBOR note, if postponement to the next business day would cause the interest payment date to be in the next succeeding calendar month, the interest payment date will instead be the immediately preceding business day.

   If, for any floating rate note, the applicable pricing supplement provides that the note does not accrue to pay, and if an interest payment date for that floating rate note would otherwise be a day that is not a business day, the interest payment date will not be postponed. Any payment required to be made on that floating rate note, however, may be made on the next succeeding business day with the same force and effect as if made on the due date. No additional interest will accrue as a result of the delayed payment.

   Upon the request of a holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date for that floating rate note.

   Commercial Paper Rate Notes. Commercial Paper Rate notes will bear interest for each interest reset period at an interest rate equal to the Commercial Paper Rate and any spread or spread multiplier specified in the note and in the applicable pricing supplement.

   The calculation agent will determine the Commercial Paper Rate on each Commercial Paper Rate determination date. The Commercial Paper Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Commercial Paper Rate will be the money market yield on that date of the rate for commercial paper having the index maturity specified in the applicable pricing supplement, as published in H.15(519) under the heading "Commercial Paper--Nonfinancial."

   The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

  . If the rate is not published by 3:00 p.m., New York City time, on the calculation date pertaining to the Commercial Paper Rate determination date, then the Commercial Paper Rate for the interest rate reset period will be the money market yield on that date for commercial paper of the index maturity as published in the H.15 Daily Update under the heading "Commercial Paper--Nonfinancial."

  . If by 3:00 p.m., New York City time, on the calculation date the above rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the Commercial Paper Rate for the interest reset period will be the money market yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on that date, of three leading dealers of commercial paper in New York City selected by the calculation agent for commercial paper of the specified index maturity placed for an industrial issuer whose bond rating is "Aa" or the equivalent by a nationally recognized securities rating agency.

  . If the dealers selected by the calculation agent, however, are not quoting offered rates as described above, the Commercial Paper Rate for the interest reset period will be the same as the Commercial Paper Rate for the immediately preceding interest reset period. If there was no preceding interest reset period, the Commercial Paper Rate will be the initial interest rate.

   Money market yield will be calculated as follows:


                                              360 X D
                                            ------------
                       money market yield = 100 X
                                             360 - (D X
                                                 M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the specified index maturity.

   Prime Rate Notes. Prime Rate notes will bear interest at a rate equal to the Prime Rate and any spread or spread multiplier specified in the notes and in the applicable pricing supplement.

   The calculation agent will determine the Prime Rate for each interest reset period on each Prime Rate determination date. The Prime Rate determination date is the second business day prior to the interest reset date for each interest reset period. The Prime Rate will be the rate made available and subsequently published in H.15(519) under the heading "Bank Prime Loan."

   The following procedures will be followed if the Prime Rate cannot be determined as described above:

  . If the rate is not published prior to 3:00 p.m., New York City time, on the related calculation date, then the Prime Rate will be the rate on the Prime Rate determination date that is published in the H.15 Daily Update under the heading "Bank Prime Loan."

  . If the rate is not published prior to 3:00 p.m., New York City time, on the related calculation date, in either of those sources, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME1 page as that bank's prime rate or base lending rate for the Prime Rate determination date.

  . If fewer than four, but more than one, of these rates appear on the Reuters Screen USPRIME1 page, then the calculation agent will select three major banks in New York City. The Prime Rate will be the arithmetic mean of the prime rates quoted by those three banks on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Prime Rate determination date.

  . If the banks or trust companies that the calculation agent selects do not provide quotations as described above, then the Prime Rate will remain the same as the Prime Rate in effect on the Prime Rate determination date.

   "Reuters Screen USPRIME1 page" means the display designated as page "USPRIME1" on the Reuters Monitor Money Rates Service, or any successor service or page, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

   LIBOR Notes. LIBOR notes will bear interest for each interest reset period at an interest rate equal to LIBOR and any spread or spread multiplier specified in the notes and in the applicable pricing supplement.

   The calculation agent will determine LIBOR on each LIBOR determination date. The LIBOR determination date is the second London banking day prior to the interest reset date for each interest reset period.

   On a LIBOR determination date, the calculation agent will determine LIBOR for each interest reset period as follows:

  . The calculation agent will determine the offered rates for deposits in the specified currency for the period of the index maturity designated in the applicable pricing supplement, commencing that interest reset date, which appear on the "designated LIBOR page" at approximately 11:00 a.m., London time, on that date.

    --If "LIBOR Telerate" is designated in the applicable pricing supplement, "designated LIBOR page" means the display designated as page "3750" on the Bridge Telerate Service, and LIBOR will be the relevant offered rate determined by the calculation agent. If page "3750" on the Bridge Telerate Service is replaced by any other page, or if the Bridge Telerate Service is replaced by a nominee of the British Bankers' Association, then "LIBOR Telerate" means the replacement page or service selected to display the London interbank offered rates of major banks.

    --If "LIBOR Reuters" is designated in the applicable pricing supplement, "designated LIBOR page" means the arithmetic mean determined by the calculation agent of the two or more offered rates on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service. If the LIBO page on such service is replaced by another page, or if the Reuters Monitor Money Rates Service is replaced by a nominee of the British Bankers' Association, then "LIBOR Reuters" means the arithmetic mean determined by the calculation agent of the two or more offered rates on the replacement page or service selected to display the London interbank offered rates of major banks.

  . If LIBOR cannot be determined on a LIBOR determination date as described above, then the calculation agent will determine LIBOR as follows:

    --The calculation agent will select four major banks in the London interbank market.

    --The calculation agent will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR determination date. These quotations will be for deposits in the specified currency for the period of the specified index maturity, commencing on the interest reset date. Offered quotations must be based on a principal amount of at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in the market at that time.

    --If at least two quotations are provided, LIBOR for the LIBOR interest reset period will be the arithmetic mean of the quotations.

    --If fewer than two quotations are provided, the calculation agent will select three major banks in New York City and follow these steps:

      1. The calculation agent will then determine LIBOR for the interest reset period as the arithmetic mean of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m. New York City time, on the LIBOR determination date. The rates quoted will be for loans in the specified currency, for the period of the specified index maturity, commencing on the interest reset date. Rates quoted must be based on a principal amount of at least $1,000,000 or the approximate equivalent in the specified currency that is representative of a single transaction in the market at that time.

      2. If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for the interest reset period will be the same as for the immediately preceding interest reset period. If there was no preceding interest reset period, the LIBOR rate will be the initial interest rate.

   Treasury Rate Notes. Treasury Rate notes will bear interest for each interest reset period at an interest rate equal to the Treasury Rate and any spread or spread multiplier specified in the notes and in the applicable Pricing Supplement.

   Unless otherwise specified in the applicable pricing supplement, the Treasury Rate for each interest reset period will be the rate for the auction held on the Treasury Rate determination date for the interest reset period of the treasury securities as that rate appears on either Telerate page 56 or Telerate page 57 under the heading "Investment Rate." Treasury securities are direct obligations of the United States that have the index maturity specified in the applicable pricing supplement. If the Treasury Rate cannot be determined as described above, the following procedures will be followed in the order set forth below:

  . If the Treasury Rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be the bond equivalent yield of the rate for Treasury bills specified in the applicable pricing supplement as published in the H.15 Daily Update under the heading "U.S. Government Securities/Treasury Bills/Auction High."

  . If the Treasury Rate is not published as provided above by 3:00 p.m., New
    York City time, on the calculation date, then the Treasury Rate for that interest reset period will be the bond equivalent yield of the auction rate of the Treasury bills announced by the U.S. Department of the Treasury.

  . If that rate is not available, then the Treasury Rate for the interest reset period will be the bond equivalent yield of the rate on the Treasury Rate determination date having the index maturity as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market."

  . If that rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be the rate on the Treasury Rate determination date of Treasury Bills as published in
    H.15 Daily Update under the caption "U.S. Government Securities/Treasury Bills/Secondary Market."

  . If that rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Treasury Rate determination date, then the Treasury Rate for the interest reset period will be the rate on the Treasury Rate determination date calculated by the calculation agent as the bond equivalent yield of the average of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Treasury Rate determination date, of three primary U.S. government securities dealers selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the index maturity.

  . If fewer than three of the dealers selected by the calculation agent are not quoting bid rates as specified above, then the Treasury Rate for that interest reset period will be the Treasury Rate for the immediately preceding interest reset period. If there was no preceding interest reset period, the Treasury Rate will be the initial interest rate.

   The Treasury Rate determination date for each interest reset period will be the day of the week in which the interest reset date for the interest reset period falls on which treasury securities would normally be auctioned.

   Treasury securities are normally sold at auction on Monday of each week unless that day is a legal holiday. In that case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Treasury Rate determination date pertaining to the interest reset period commencing in the next succeeding week. If an auction date falls on any day that would otherwise be an interest reset date for a Treasury Rate note, then the interest reset date will instead be the business day immediately following the auction date.

   CD Rate Notes. CD Rate Notes will bear interest for each interest reset period at an interest rate equal to the CD Rate and any spread or spread multiplier specified in the notes and in the applicable pricing supplement.

   The calculation agent will determine the CD Rate on each CD Rate determination date. The CD rate determination date is the second business day prior to the interest reset date for each interest reset period for negotiable certificates of deposit having the index maturity specified in the applicable pricing supplement as published in H.15(519) under the heading "CDs (Secondary Market)."

   The following procedures will be followed if the CD Rates cannot be determined as described above:

  . If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the CD Rate determination date, then the CD Rate for the interest reset period will be the rate on that date for negotiable certificates of deposit of the index maturity specified in the applicable pricing supplement as published in the H.15 Daily Update.

  . If by 3:00 p.m., New York City time, on the calculation date, the rate is not yet published in either H.15(519) or in the H.15 Daily Update, then the CD Rate will be the arithmetic mean of the secondary market offered rates, as of 10:00 a.m., New York City time, on that date of three leading nonbank dealers in negotiable United States dollar certificates of deposit in New York City selected by the calculation agent for negotiable certificates of deposit of major United States money center banks of the highest credit standing, in the market for negotiable certificates of deposit, with a remaining maturity closest to the index maturity specified in the applicable pricing supplement in a denomination of $5,000,000.

  . If the dealers selected by the calculation agent, however, are not quoting as specified above, the CD Rate for the interest reset period will be the same as the CD Rate for the immediately preceding interest reset period. If there was no preceding interest reset period, the CD Rate will be the initial interest rate.

   Federal Funds Rate Notes. Federal Funds Rate notes will bear interest for each interest reset period at an interest rate equal to the Federal Funds Rate and any spread or spread multiplier specified in the notes and in the applicable pricing supplement.

   The calculation agent will determine the Federal Funds Rate on each Federal Funds determination date. The Federal Funds determination date is the second business day prior to the interest reset date for the interest reset period. The Federal Funds Rate will be the rate for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)."

   The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

  . If the above rate is not published prior to 3:00 p.m., New York City time, on the calculation date pertaining to the Federal Funds determination date, the Federal Funds Rate for the interest reset period will be the rate on that date as published in the H.15 Daily Update under the heading "Federal Funds/Effective Rate."

  . If by 3:00 p.m., New York City time, on that calculation date the above rate is not so published in either H.15(519) or in the H.15 Daily Update, then the Federal Funds Rate for the interest reset period will be the average of the rates, as of 9:00 a.m. on that date, for the last transaction in overnight U.S. dollar Federal Funds arranged by three leading brokers of Federal Funds transactions in New York selected by the calculation agent.

  . If fewer than three brokers are quoting as mentioned above, on the calculation date, the Federal Funds Rate for that interest reset period will be the same as the Federal Funds Rate in effect for the immediately preceding interest reset period. If there was no preceding interest reset period, the Federal Funds Rate will be the initial interest rate.

   In the case of a Federal Funds Rate note that resets daily, the interest rate on the note for the period from and including a Monday to but excluding the succeeding Monday will be reset by the calculation agent for the note on that second Monday, or, if not a business day, on the next succeeding business day, to a rate equal to the average of the Federal Funds Rates in effect for each day in that week.

   CMT Rate Notes. CMT Rate Notes will bear interest for each interest reset period at an interest rate equal to the CMT Rate and any spread or spread multiplier specified in the notes and in any applicable pricing supplement.

   The calculation agent will determine the CMT Rate on each CMT Rate determination date. The CMT Rate determination date will be the second business day prior to the interest reset date for the applicable interest reset period.

   The CMT Rate will be the rate displayed on the designated CMT Telerate page under the caption"". . . Treasury Constant Maturities. . .Federal Reserve Board Release H.15. . .Mondays Approximately3:45 p.m.," under the column for the designated CMT maturity index in the following manner:

  . If the designated CMT Telerate page is 7051, the CMT Rate will be the rate on the CMT Rate determination date.

  . If the designated CMT Telerate page is 7052, the CMT Rate will be the average for the week or the month, as specified in the applicable pricing supplement, ended immediately preceding the week or month, as applicable in which the related CMT Rate determination date occurs.

   If such rate does not appear on the relevant page as indicated above, the following procedures will be followed in the order set forth below:

  . If the rate is no longer displayed on the relevant page or is not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT Rate for the CMT Rate determination date will be the treasury constant maturity rate for the designated CMT maturity index as published in the relevant H.15(519).

  . If this rate is no longer published or is not published by 3:00 p.m., New
    York City time, on the related calculation date, then the CMT Rate on the CMT Rate determination date will be the treasury constant maturity rate for the designated CMT maturity index, or other United States Treasury rate for the designated CMT maturity index, for the CMT Rate determination date for the interest reset date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury. The calculation agent will make the determination as to which of these rates is comparable to the rate formerly displayed on the designated CMT Telerate page and published in the relevant H.15(519).

  . If this information is not provided by 3:00 p.m., New York City time, on the related calculation date, then the calculation agent will calculate the CMT Rate on the CMT Rate determination date as follows:

    --The CMT Rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate determination date reported, according to their written records, by three leading United States government securities dealers in New York City, for treasury notes. The treasury notes will be the most recently issued direct noncallable fixed rate obligations of the United States, with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than the designated CMT maturity index minus one year.

    --The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be the agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotations, as the case may require.

    --If three of four, but not five, of such dealers provide quotations as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of these quotes will be eliminated.

  . If the calculation agent cannot obtain three treasury note quotations as described above, the CMT Rate on such CMT Rate determination date will be calculated by the calculation agent as follows:

    --The rate will be a yield to maturity based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate determination date reported, according to their written records, by three leading government securities dealers in New York City, for treasury notes with an original maturity of the number of years that is the next highest to the designated CMT maturity index and a remaining maturity closest to the index maturity specified in the applicable pricing supplement, and in an amount that is representative for a single transaction in that market at that time.

    --If two treasury notes with an original maturity, as described above, have remaining terms to maturity equally close to the designated CMT maturity index, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity and will use these quotations to calculate the CMT Rate as set forth above.

    --The three government securities dealers referenced above will be identified from five such dealers who are selected by the calculation agent, one of which may be the agent, by eliminating the dealers with the highest and lowest quotations, or in the event of equality, one of the highest and/or lowest quotations, as the case may require.

    --If three or four, but not five, of such dealers provide quotations as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of those quotes will be eliminated.

  . If fewer than three dealers selected by the calculation agent provide quotations as described above, the CMT Rate as of the CMT determination date will be the CMT Rate in effect on that CMT Rate determination date.

   "Designated CMT Telerate page" means the display on the Bridge Telerate Service, or any successor service on the page designated in the applicable pricing supplement, or any other page as may replace the page on that service, or any successor service for the purpose of displaying treasury constant maturities as reported in H.15(519). If no page is specified in the applicable pricing supplement, the designated CMT Telerate page will be 7052, for the most recent week.

   "Designated CMT maturity index" means the original period to maturity of the U.S. treasury securities, either 1, 2, 3, 5, 7, 10, 20 or 30 years, specified in the applicable pricing supplement for which the CMT Rate will be calculated. If no maturity is specified in the applicable pricing supplement, the designated CMT maturity index will be two years.

   J.J. Kenny Rate Notes. J.J. Kenny Rate notes will bear interest at the interest rates, calculated based on the J.J. Kenny Rate and any spread or spread multiplier specified in the J.J. Kenny Rate notes and in the applicable pricing supplement.

   The calculation agent will determine the J.J. Kenny Rate on each J.J. Kenny Rate determination date. The J.J. Kenny Rate determination date is the second business day prior to the interest reset date for each interest reset period.

   The J.J. Kenny Rate will be the per annum rate on the J.J. Kenny Rate determination date equal to the index made available and subsequently published by Kenny Information Systems or its successor. The rate will be based upon 30-day yield evaluations at par of bonds of not less than five "high grade" component issuers. The bonds evaluated will be bonds on which the interest is excludable from gross income for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Kenny Information Systems will select these issuers from time to time, including issuers of general obligation bonds. However, the bonds on which the index is based will not include any bonds the interest on which may trigger an "alternate minimum tax" or similar tax under the Code, unless that tax may be imposed on all tax-exempt bonds.

   The following procedure will be followed if the J.J. Kenny Rate cannot be determined as described above.

   If the rate is not made available by 3:00 p.m., New York City time, on the calculation date pertaining to the J.J. Kenny Rate determination date, the J.J. Kenny Rate will be the rate quoted by a successor indexing agent selected by Marshall & Ilsley Corporation. This rate will be equal to the prevailing rate for bonds included in the highest short-term rating category by Moody's Investors Service, Inc. and Standard & Poor's

Corporation for issuers selected by the successor indexing agent most closely resembling the "high grade" component issuers selected by Kenny Information Systems. The bonds for which rates are quoted will be bonds that may be tendered by their holders for purchase on not more than seven days' notice and the interest on which:

  . is variable on a weekly basis,

  . is excludable from gross income for federal income tax purposes under the Code, and

  . does not give rise to an "alternate minimum tax" or similar tax under the Code, unless all tax-exempt bonds give rise to that tax.

However, if a successor indexing agent is not available, the J.J. Kenny Rate on the J.J. Kenny Rate determination date will be the J.J. Kenny Rate for the immediately preceding interest reset period. If there was no preceding interest reset period, the J.J. Kenny Rate will be the initial interest rate.

   Eleventh District Cost of Funds Rate Notes. Eleventh District Cost of Funds Rate notes will bear interest at the interest rates calculated based on the Eleventh District Cost of Funds Rate and any spread or spread multiplier specified in the Eleventh District Cost of Funds Rate notes and in the applicable pricing supplement.

   The calculation agent will determine the Eleventh District Cost of Funds Rate on each Eleventh District Cost of Funds Rate determination date. The Eleventh District Cost of Funds Rate determination date is the last working day of the month immediately prior to each interest reset date for each interest reset period on which the Federal Home Loan Bank of San Francisco publishes the Eleventh District Cost of Funds Index.

   The Eleventh District Cost of Funds Rate will be the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Eleventh District Cost of Funds Rate determination date as set forth under the caption "Eleventh District" on the Telerate page 7058. That page will be deemed to include any successor page, determined by the calculation agent, as of 11:00 a.m., San Francisco time, on the Eleventh District Cost of Funds Rate determination date.

   The following procedures will be followed if the Eleventh District Cost of Funds Rate cannot be determined as described above:

  . If the rate does not appear on Telerate page 7058 on any related Eleventh
    District Cost of Funds Rate determination date, the Eleventh District Cost of Funds Rate for the Eleventh District Cost of Funds Rate determination date will be the Eleventh District Cost of Funds Rate Index.

  . If the FHLB of San Francisco fails to announce the rate for the calendar month next preceding such Eleventh District Cost of Funds Rate determination date, then the Eleventh District Cost of Funds Rate for the date will be the Eleventh District Cost of Funds Rate in effect on the Eleventh District Cost of Funds Rate determination date.

   The "Eleventh District Cost of Funds Rate Index" will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that the FHLB of San Francisco most recently announced as the cost of funds for the calendar month preceding the date of the announcement.

   Inverse Floating Rate Notes. Any floating rate note may be designated in the applicable pricing supplement as an inverse floating rate note. Unless otherwise specified in the applicable pricing supplement, the interest rate on a floating rate note will be equal to:

  . in the case of the period, if any, commencing on the issue date, or the date on which the note otherwise begins to accrue interest if different from the issue date, up to the first interest reset date, a fixed rate of interest we establish as described in the applicable pricing supplement, and

  . in the case of each period commencing on an interest reset date, a fixed rate of interest specified in the applicable pricing supplement minus the interest rate determined based on the base rate as adjusted by any spread or spread multiplier.

However, on any inverse floating rate note, the interest rate will not be less than zero and the interest rate in effect for the ten days immediately prior to the date of maturity of the inverse floating rate note will be that in effect on the tenth day preceding that date.

   Floating/Fixed Rate Notes. The applicable pricing supplement may provide that a note will be a floating rate note for a specified portion of its term and a fixed rate note for the remainder of its term. The interest rate on a floating/fixed rate note will be determined as if it were a floating rate note and a fixed rate note for each such respective period, all as specified in the applicable pricing supplement.

Zero Coupon Notes

   Notes may be issued in the form of original issue discount notes that do not provide any periodic payments of interest ("zero coupon notes"). The specific terms of any zero coupon notes will be set forth in the applicable pricing supplement.

Indexed Notes

   We may from time to time offer indexed notes. Indexed notes are notes on which the principal amount payable at stated maturity or upon redemption or repayment and/or the amount of interest payable on an interest payment date is determined by reference to a currency exchange rate, composite currency or currencies, commodity price or other financial or non-financial index as specified in the applicable pricing supplement. Specific terms of any indexed notes will be set forth in those notes and in the applicable pricing supplement.

Redemption and Repayment

   Unless otherwise specified in the applicable pricing supplement, the notes will not be redeemable by us or repayable at the option of the holders prior to their stated maturity. If the applicable pricing supplement specifies that a note may be redeemable or repayable prior to stated maturity, that pricing supplement will also specify one or more redemption or repayment prices and the redemption or repayment period or periods during which those redemption prices or repayment prices will apply. Unless otherwise specified in the pricing supplement, that note will be redeemable at our option or repayable at the option of its holder at any time on or after the specified redemption date or repayment date, as the case may be, at the specified redemption price or repayment price applicable to the redemption period or repayment period. The redemption price or repayment price will be redeemed or repaid together with interest accrued to the redemption or repayment date.

   With respect to the redemption of global securities, DTC advises that if less than all of the notes with like terms are to be redeemed, the particular interests, in integral multiples of $1,000, in the book-entry notes representing the notes to be redeemed will be selected by DTC's impartial lottery procedures.

Book-Entry Notes

   Upon issuance, and unless the rules of DTC state otherwise, all book-entry notes having the same original issue date, and otherwise identical terms will be represented by a single global security. Each global security representing book-entry notes will be deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Currently, DTC accepts deposits of global securities denominated in U.S. dollars only. A further description of DTC's procedures with respect to global securities representing book-entry notes is set forth in the accompanying prospectus under "Book-Entry Securities."

Tax Treatment of Foreign Currency Denominated Notes

   The tax treatment of notes denominated in a foreign currency will depend on the application of special rules to the particular terms of the notes. The tax considerations relevant to any notes denominated in a foreign currency will be described in an applicable pricing supplement, and each prospective purchaser should consult its tax advisor about such matters.

                              PLAN OF DISTRIBUTION

   We are offering the notes on a continuing basis through Salomon Smith Barney Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Robert W. Baird & Co. Incorporated, as agents. The agents have agreed to use their reasonable efforts to solicit orders to purchase notes. We will sign a distribution agreement with the agents. A form of distribution agreement will be filed as an exhibit to (i) the registration statement of which this prospectus supplement forms a part or (ii) a document incorporated by reference in this prospectus supplement and the accompanying prospectus. We will have the sole right to accept offers to purchase notes and may reject proposed purchases in whole or in part. The agents will have the right to reject any proposed purchase in whole or in part. We will pay the agents a commission ranging from .125% to .750% of the principal amount of notes that are sold through the agents, depending upon the stated maturity of the notes.

   We may also sell notes at a discount to the agent for its own account or for resale to one or more purchasers at varying prices relating to prevailing market prices or at a fixed public offering price. We or our affiliates may sell notes directly to purchasers on our own behalf. No commission will be payable and no discount will be allowed on any sales we or our affiliates make directly.

   An agent, whether acting as agent or principal, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against certain liabilities. We have agreed to reimburse the agents for customary legal and other expenses incurred by it in connection with the offer and sale of the notes.

   The agents may sell to or through dealers who may resell to investors. The agents may pay all or part of their discount or commission to these dealers. These dealers may be deemed to be underwriters within the meaning of the Securities Act.

   Certain of the agents and/or their respective affiliates have performed and may in the future perform commercial banking and/or investment banking services for us from time to time, for which they have received or will receive customary fees.

   The notes will not have an established trading market when issued and will not be listed on any securities exchange. We have been advised by the agents that the agents do not currently intend to make a market in the notes. There can be no assurance of the existence or liquidity of a secondary market for the notes or that the maximum amount of notes will be sold.

                                 LEGAL MATTERS

   Certain legal matters relating to the notes will be passed upon for us by Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202. Certain legal matters relating to the notes will be passed upon for the agents by Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS

                         Marshall & Ilsley Corporation

                                 $1,500,000,000

[Logo]

                                Debt Securities

                                  -----------

    We may offer from time to time debt securities that may consist of:

     . senior debentures, notes, bonds and/or other evidences of indebtedness, or

     . subordinated debentures, notes, bonds and/or other evidences of indebtedness.

    The debt securities issued pursuant to this prospectus will have an aggregate principal amount or aggregate proceeds up to $1,500,000,000 (or the equivalent thereof in foreign denominated currencies). The specific terms of the debt securities will be described in an accompanying prospectus supplement.

    We may offer the debt securities directly, to or through agents, underwriters or dealers which we may designate from time to time, or through a combination of such methods. If any agents, underwriters or dealers are involved in the sale of the securities, their names, and any applicable principal amounts to be purchased, commissions or discounts will be included in an accompanying prospectus supplement.

    This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

                                  -----------

    Unless otherwise indicated, currency amounts in this prospectus and any prospectus supplement hereto are stated in United States dollars.

                                  -----------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

    The securities are not savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                                  -----------


                 The date of this Prospectus is April 12, 2000.

                             About This Prospectus

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the "shelf" registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings with a total offering price not to exceed $1,500,000,000. This prospectus provides you with a general description of the debt securities. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Each prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information."

      You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front page of each of these documents, respectively.

                      Where You Can Find More Information

      We file annual, quarterly and special reports and proxy statements and other information with the SEC. Our SEC filings are available over the Internet at our website at http://www.micorp.com or at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You may also inspect our reports at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      For further information about our company and the debt securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that:

     .  incorporated documents are considered part of the prospectus,

     . we can disclose important information to you by referring you to those documents, and

     . information that we file with the SEC will automatically update and supersede this prospectus.

      We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1999 which was filed with the SEC.

      We also incorporate by reference each of the following future filings that we will make with the SEC until we sell all the debt securities:

     . Reports filed under Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, and

     . Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting.

      You may request a copy of any of the documents referred to above at no cost, by contacting us in writing or by telephone at:

                                Secretary
                            Marshall & Ilsley Corporation
                                770 North Water Street
                                Milwaukee, Wisconsin 53202
                                (414) 765-7801

                           Forward-Looking Statements

      This prospectus, the applicable prospectus supplement and documents incorporated by reference in this prospectus and the prospectus supplement contain certain forward-looking statements regarding our operations and business. The words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. We intend that these forward-looking statements be subject to the safe harbors created by those provisions. These "forward-looking statements" are found at various places throughout this prospectus, the applicable prospectus supplement and documents incorporated by reference in this prospectus and the prospectus supplement. Wherever they occur in this prospectus or in other statements attributable to us, forward-looking statements are necessarily estimates reflecting our best judgment. However, these statements still involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should be considered in light of various important factors, including those set forth in this prospectus and the applicable prospectus supplement and other factors set forth from time to time in our reports and registration statements filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or the applicable prospectus supplement. We disclaim any intent or obligation to update forward-looking statements. Moreover, through senior management, we may from time to time make forward-looking statements about the matters described in this prospectus or the applicable prospectus supplement or other matters concerning our business.

                         Marshall & Ilsley Corporation

      We are a bank holding company. Our principal assets are the stock of our bank and non-bank subsidiaries and the assets of our M&I Data Services Division. Our subsidiaries include 27 commercial banks and one federal savings bank with a total of over 230 offices in Wisconsin, 13 offices in Arizona, four offices in Illinois, one office in Florida and one office in Nevada. Our subsidiaries also include a number of companies engaged in businesses closely-related or incidental to banking. We provide financial and managerial assistance and services to our subsidiaries. As of December 31, 1999, we had consolidated total assets of approximately $24.4 billion and consolidated total deposits of approximately $16.4 billion, making us the second largest bank holding company headquartered in Wisconsin. Our principal executive offices are located at 770 North Water Street, Milwaukee, Wisconsin 53202. Our telephone number is (414) 765-7801.

                                Use of Proceeds

      Unless we indicate a different use in an accompanying prospectus supplement, the net proceeds from the sale of the debt securities will be added to our general funds and may be used for:

     . debt reduction or debt refinancing (including the refinancing of our outstanding commercial paper),

     .  investments in or advances to subsidiaries,

     .  acquisitions of bank and non-bank subsidiaries,

     .  repurchase of shares of our common stock or other securities, and

     .  other general corporate purposes.

                       Ratio of Earnings to Fixed Charges

      Our ratios of earnings to fixed charges are as follows for each of the periods indicated:

                                                     Years Ended December 31,
   Ratio of Earnings to                            -----------------------------
   Fixed Charges:                                  1999  1998  1997  1996  1995
   --------------------                            ----- ----- ----- ----- -----
   Excluding Interest on Deposits................. 3.38x 3.25x 3.21x 3.52x 3.62x
   Including Interest on Deposits................. 1.65x 1.60x 1.61x 1.61x 1.65x

      Fixed charges, excluding interest on deposits, consist of interest on indebtedness and one-third of rental expense (which represents interest). Fixed charges, including interest on deposits, consists of interest on indebtedness, one-third of rental expense and interest on deposits.

                         Description of Debt Securities

      The debt securities we may offer will be senior securities or subordinated securities. The senior securities will be issued under an indenture between us and The Chase Manhattan Bank, as trustee, dated as of November 15, 1985, as supplemented by a first supplemental indenture dated as of May 31, 1990, and a second supplemental indenture dated as of July 15, 1993. The subordinated securities will be issued under an indenture dated July 15, 1993 between us and The Chase Manhattan Bank, as trustee. Copies of the indentures have been filed as exhibits to the registration statement of which this prospectus forms a part.

      We have summarized selected provisions of the indentures. The summary is not complete. The summary does not describe certain exceptions and qualifications contained in the indentures. You should read the indentures for provisions that may be important to you.

      Marshall & Ilsley Corporation is a legal entity separate and distinct from its subsidiaries. Our subsidiaries are not obligated to make required payments on the debt securities. Accordingly, Marshall & Ilsley Corporation's rights and the rights of holders of the debt securities to participate in any distribution of the assets or income from any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary. In addition, our bank and savings association subsidiaries hold a significant portion of their mortgage and investment portfolios indirectly through their ownership interest in direct and indirect subsidiaries. The ability of our bank and savings association subsidiaries to participate in any distribution of the assets or income of the direct or indirect subsidiaries is likewise subject to the prior claims of creditors of those direct and indirect subsidiaries. The indentures under which the debt securities will be issued do not limit the amount of debt which we or our subsidiaries may incur.

Terms of the Securities

      The debt securities will not be secured by any of our assets. The indentures do not limit the amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series. The indentures do not limit the principal amount of any particular series of debt securities. The senior securities will rank equally with all of our other unsecured and non-subordinated indebtedness. The subordinated securities will be subordinate to the prior payment in full of any of our senior indebtedness.

      Each prospectus supplement will specify the particular terms of the securities offered. These terms may include:

     .  the title of the securities,

     .  any limit on the aggregate principal amount of the securities,

     .  the date or dates on which the securities will mature,

     . the interest rate or rates of the securities, if any, and the date or dates from which interest will accrue,

     . the interest payment dates, the dates on which payment of any interest will begin and the regular record dates,

     . any mandatory or optional redemption provisions applicable to the securities,

     . any mandatory or optional sinking fund or similar provisions applicable to the securities,

     . the terms on which the securities may be repayable prior to final maturity,

     . the portion of the principal amount payable upon acceleration of maturity,

     .  certain events of default,

     . if other than U.S. dollars, the currency or currencies in which payments on the securities will be payable,

     . whether the securities will be issuable only in global form, which is known as a global security, and, if so, the name of the depositary for the global security and the circumstances under which the global security may be registered for transfer or exchange in the name of the person other than the depositary, and

     .  any other specific terms of the securities.

      Some of the securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. Any applicable prospectus supplement will also contain any special tax or other information relating to original issue discount securities.

Subordination of Subordinated Securities

      The subordinated securities will be subordinate to all of our senior indebtedness. Senior indebtedness includes any of our obligations to our creditors, other than:

     .  our trust capital securities,

     . any of our obligations that expressly provide that they are not senior indebtedness, and

     . any subordinated securities issued under the subordinated indenture.

      If we fail to pay principal, premium or interest on any of our senior indebtedness when the payment is due and payable, then, unless and until the default is cured or waived or ceases to exist, no direct or indirect payment of principal, premium or interest on the subordinated securities will be made or agreed to be made. We will pay all senior indebtedness, including any interest which accrues after the commencement of any of the following proceedings, in full before we make any payment or distribution to any holder of any of the subordinated securities in the event of:

     . any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property,

     . any voluntary or involuntary proceeding relating to our liquidation, dissolution or other winding-up,

     .  any assignment we make for the benefit of creditors, or

     .  any other marshalling of our assets.

      If any of the above events occur, we will pay any payment or distribution which would otherwise, not taking into account the subordination provisions, be payable or deliverable in respect of the subordinated securities directly to the holders of senior indebtedness in accordance with the priorities then existing among those holders until all senior indebtedness, including any interest which accrues after the commencement of any such proceedings, has been paid in full. If the trustee or any holder of any subordinated security receives any payment or distribution under the subordinated securities in contravention of any of the terms of the subordination provisions, the payment or distribution will be received in trust for the benefit of, and will be paid to the holders of, the senior indebtedness at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all of the senior indebtedness in full.

      The subordinated indenture does not limit the issuance of additional senior indebtedness. Our obligations with respect to the subordinated securities of any series will be equal to our obligations with respect to subordinated securities of each other series.

Limitations on Disposition or Issuance of Stock of Certain Subsidiaries

      Under the senior indenture we may not, and may not permit a subsidiary to, sell, assign, transfer or otherwise dispose of or issue any shares of stock of any subsidiary or any securities convertible into stock of any subsidiary which is:

     . a subsidiary bank whose assets constitute 10% or more of the total assets of all subsidiary banks, which is referred to below as a principal constituent bank, or

     . a subsidiary that owns shares of stock or any securities convertible into stock of a principal constituent bank.

      However, we or any of our subsidiaries may dispose of or issue stock of any subsidiary or any securities convertible into stock of any security under the following circumstances:

     .  when acting in a fiduciary capacity for any other person,

     .  to us or any of our wholly-owned subsidiaries, or

     . the merger or consolidation of a principal constituent with and into a subsidiary bank.

      In addition, we may sell, assign, transfer, otherwise dispose of or issue shares of stock of a principal constituent bank or a subsidiary that owns shares of stock or any securities convertible into stock of a principal constituent bank under the following circumstances:

     .  to qualify a person as a director, or

     . to comply with a court or regulatory authority order or as a condition imposed by a court or regulatory authority in order for us to acquire any other corporation or entity.

      We may also dispose of or issue shares of stock or any securities convertible into stock of a principal constituent bank or sell stock or any securities convertible into stock of any subsidiary that owns shares of stock or any securities convertible into stock of a principal constituent bank under the following circumstances:

     . the sale, assignment, transfer, other disposition or issuance is for fair market value and, after giving effect to such disposition and to any potential dilution, if applicable, we and our wholly-owned subsidiaries, will own directly not less than 80% of the stock of such principal constituent bank or subsidiary, or

     . a principal constituent bank sells or issues additional shares of stock to its shareholders at any price, so long as immediately after the sale we own at least as great a percentage of the principal constituent bank's stock as we owned prior to the sale or issuance of additional shares.

      The senior indenture does not restrict the sale or other disposition of non-bank subsidiaries.

Limitations on Liens

      Under the senior indenture, we may not, and may not permit any subsidiary bank to, incur any lien upon any shares of stock of any subsidiary bank without securing the senior securities then outstanding under the senior indenture equally and ratably with the lien. The subordinated indenture does not contain this limitation.

Limitations on Acquisitions

      Under the senior indenture, we may not acquire stock of any corporation and we may not acquire substantially all of the assets and liabilities of any corporation, unless, immediately after the acquisition, we would be in full compliance with the senior indenture. The subordinated indenture does not contain this limitation.

Certain Regulatory Matters Affecting Subordinated Securities

      On August 28, 1992, the Board of Governors of the Federal Reserve System issued an interpretation, effective September 4, 1992, with respect to the circumstances under which mandatory convertible debt and subordinated debt issued by bank holding companies will be eligible for inclusion as supplementary or "Tier 2" capital for regulatory capital purposes. The interpretation provides that mandatory convertible debt and subordinated debt issued after September 4, 1992 will not be included in Tier 2 capital for purposes of calculating an institution's capital ratios if, among other things, the payment of the principal amount of such debt securities can be accelerated upon the occurrence of certain events not involving the bankruptcy of the issuer or such debt securities are subject to certain other covenants. Unless we specify otherwise in the applicable prospectus supplement, the subordinated securities are intended to qualify as Tier 2 capital under this interpretation.

Events of Default

      Senior Securities. The following will be events of default under the senior indenture with respect to securities of a series:

     . our failure to pay principal of, or any premium on, any security of that series when the payment is due,

     . our failure to pay any interest on any security of that series when the interest payment is due, and continuance of this default for 30 days,

     . our failure to deposit any sinking fund payment for security of that series when the deposit is due,

     . our failure to perform any other covenants in the indenture, other than a covenant included in the indenture solely for the benefit of a different series of securities, which has continued for 90 days after we have been given written notice of the default as provided in the indenture,

     . the occurrence of certain events in bankruptcy, insolvency or reorganization involving M&I or a principal constituent bank, and

     .  any other event of default regarding that series of securities.

      If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. Subject to certain conditions, the declaration of acceleration may be rescinded and annulled by the holders of a majority of the principal amount of securities of that series.

     Subordinated Securities. An event of default under the subordinated indenture with respect to securities of any series is the occurrence of certain events in bankruptcy, insolvency or reorganization involving M&I and any other event of default regarding that series of securities. If an event of default in connection with any outstanding series of securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding securities of that series may declare the principal amount due and payable immediately. Subject to certain conditions, the declaration of acceleration may be rescinded and annulled by the holders of a majority of the principal amount of securities of that series.

     The following will be a default under the subordinated indenture with respect to securities of a series:

     . our failure to pay principal of, or any premium on, any security of that series when the payment is due,

     . our failure to pay any interest on any security of that series when the interest payment is due, and continuance of this default for 30 days,

     . our default in the performance, or breach, of any of our covenants or warranties in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of a different series of securities, which has continued for 90 days after we have been given written notice of the default as provided in the indenture,

     . any event of default under the subordinated indenture, and

     . any other event of default regarding that series of securities.

     If there is a default that is not also an event of default, the indenture does not provide for any right of acceleration of the payment of principal. If there is a default in payment of principal or interest (not cured within 30 days) in connection with any outstanding series of securities and upon demand of the trustee, we will pay the whole principal amount (and premium, if any) and interest, if any, then due and payable on the securities of that series to the trustee for the benefit of the holders of the outstanding securities of that series.

Modification and Waiver

     Each indenture provides that, subject to certain exceptions, modifications and amendments to that indenture may be made by us and the trustee with the consent of the holders of 66 2/3% of the principal amount of the outstanding securities of each series affected by the modification or amendment. However, no modification or amendment may, without the consent of each holder affected:

     . change the stated maturity of the principal of or any installment of principal or interest on, any debt security,

     . reduce the principal amount, the premium or interest on any debt security,

     . change the place of payment or currency in which any security or any principal, premium or interest thereon is payable,

     . impair the right to institute suit for the enforcement of any payment on any debt security, or

     . reduce the percentage of the principal amount of securities of any series necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults under the indenture, or

     . in the case of the subordinated indenture, modify the provisions of the indenture with respect to the subordination provisions in a manner adverse to the holders of the subordinated securities.

      In certain circumstances, we may enter into supplemental indentures with respect to each indenture without the consent of holders of any outstanding securities to evidence a merger, the replacement of the trustee or for other specified purposes.

      The holders of at least 50% of the principal amount of the outstanding securities of any series may waive compliance by us with certain provisions of the indentures. The holders of a majority of the principal amount of the outstanding securities of any series may waive any past default under the applicable indenture with respect to that series, except a default in the payment of principal, or any premium or interest payable on any security of that series or of a provision which under the applicable indenture cannot be modified or amended, without the consent of each affected holder.

Consolidation, Merger and Sale of Assets

      We may not consolidate with or merge into, and we may not transfer substantially all of our assets as an entirety to, any entity, unless:

     . the successor corporation assumes our obligations on the debt securities and under the indentures,

     . there is no event of default (or, in the case of the subordinated indenture, no default),

     . after notice or lapse of time, there is no event that occurred and is continuing that would become an event of default (or default), and

     .  certain other conditions are met.

Registration and Transfer

      Each series of the offered securities will be issued in registered form only, without coupons.

      Unless otherwise indicated in the applicable prospectus supplement, the securities issued in certificated form will be issued in integral multiples of $1,000. No service charge will be made for any transfer or exchange of the securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

      Unless otherwise indicated in the applicable prospectus supplement, we will pay the principal, interest and premiums, if any, on fully registered securities at the office of the trustee in New York, New York. At our option, payment of interest on fully registered securities may also be made by check mailed to the persons in whose names the securities are registered.

No Protection in the Event of a Highly Leveraged Transaction

      The indentures do not protect holders from a sudden and dramatic decline in our credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

Global Securities

      The securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary that we will identify in a prospectus supplement. Unless and until a global security is exchanged in whole or in part for individual certificates in definitive form which evidence the securities represented by a global security, a global security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

      The specific terms of the depositary arrangements for each series of securities will be described in the applicable prospectus supplement.

Additional Provisions

      Subject to certain limitations, we may in certain circumstances set any day as the record date for the purpose of determining the holders of outstanding securities of any series entitled to give or take any request, demand, authorization, direction, notice, waiver or other action as provided or permitted by the indentures.

      The trustee has the duty to act with the required standard of care during default. The trustee is not otherwise obligated to exercise any of its rights or powers under either indenture at the request or direction of any of the holders of the securities, unless the holders have offered the trustee reasonable indemnification. The indentures provide that the holders of a majority of the principal amount of outstanding securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

      No holder of a security of any series will have any right to institute any proceeding for any remedy under the applicable indenture, unless:


     . the holder has provided the trustee with written notice of a continuing event of default or default regarding the holder's series of securities,

     . the holders of at least 25% in principal amount of the outstanding securities of a series have made a written request, and offered reasonable indemnification to the trustee, to institute a proceeding for remedy,

     . the trustee has not received a direction during such 60-day period inconsistent with such request from the holders of a majority in principal amount of the outstanding securities, and

     . the trustee has failed to institute the proceeding within 60 days after receipt of such request.

      However, the holder of any security will have an absolute right to receive payment of principal, premium and any interest on such security on the due dates expressed in such security and to institute suit for the enforcement of any such payment.

Satisfaction and Discharge

      Each indenture provides that we will be discharged from certain of our obligations under that indenture relating to the outstanding securities of a series if we deposit with the trustee funds sufficient for payment of all principal, premium, interest and additional amounts, if any, on those securities when due. In that event, holders of those securities will only be able to look to the trust fund for payment of the principal, premium and interest on their securities until maturity.

Governing Law

      Each indenture and the securities will be governed by and construed in accordance with the laws of the State of New York.

Reports to the Trustee

      We are required to furnish the trustee an annual statement regarding whether we are in default under the indentures.

The Trustee

      The trustee currently serves as the trustee for our Medium-Term Series C Notes and Series D Notes. In addition, some of our subsidiary banks have deposit accounts and related banking relations with the trustee.

Since debt securities issued under the subordinated indenture do not rank equally with debt securities issued under the senior indenture, upon a default under one of the indentures, the trustee would have a conflicting interest if debt securities were outstanding under the other indenture. As a result, the trustee may be required to resign as trustee of one of the indentures and we may be required to appoint a successor trustee.

                             Book-Entry Securities

      Unless we specify otherwise in the applicable prospectus supplement, we will issue debt securities in the form of one or more book-entry certificates, which is referred to below as the book-entry security, registered in the name of a depositary or a nominee of a depositary. Unless we specify otherwise in the applicable prospectus supplement, the depositary will be The Depository Trust Company, or DTC. We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede is expected to be the initial registered holder of all securities that we issue in book-entry form.

      No person that acquires a beneficial interest in a book-entry security, known as a beneficial owner, will be entitled to receive a certificate, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of a book-entry security.

      DTC has informed us that it is:

     . A limited purpose trust company organized under New York banking laws,

     . A "banking organization" within the meaning of the New York banking laws,

     .  A member of the Federal Reserve System, and

     .  A "clearing agency" registered under the Exchange Act.

      DTC has also informed us that it was created to:

     . Hold securities for its participating clients, known as participants, and

     . Facilitate the clearance and settlement of securities transactions among participants through electronic book-entry, thereby eliminating the need for the physical movement of securities certificates.

      Participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly, which are referred to as indirect participants.

      Persons that are not participants or indirect participants but that desire to buy, sell or otherwise transfer ownership of or interest in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as such payments will be forwarded by our agent to Cede, as nominee for DTC. DTC will forward such payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent or trustee as registered holders of the securities entitled to the benefits of the certificate or the applicable indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

      Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

      Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for such securities.

      DTC has advised us that DTC will take any action permitted to be taken by a registered holder of any securities under the certificate or the applicable indenture, only at the direction of one or more participants to whose accounts with DTC such securities are credited.

      Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

     . DTC notifies us that it is unwilling or unable to continue as depositary for such book-entry security or DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered,

     . We execute and deliver to the applicable registrar, transfer agent and/or trustee an order complying with the requirements of the certificate or the applicable indenture that such book-entry security will be so exchangeable, or

     . There is a default in the payment of any amount due in respect of the securities or an event of default.

Any book-entry security that is exchangeable pursuant to the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

      If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for reregistration, the registrar, transfer agent or trustee, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

      Except as described above:

     . A book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depositary appointed by us, and

     . DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless such beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

      We, the trustees, any registrar and transfer agent, or any agent of any of them, will not have any responsibility or liability for any aspect of DTC's or any participant's records relating to, or for payments made on account of, beneficial interests in a book-entry security.

                 Certain United States Federal Tax Consequences

      This section describes the principal United States federal income tax consequences of the ownership and disposition of the debt securities. This summary assumes that the securities are held as capital assets by initial purchasers. This summary is for general information only and is based upon the Internal Revenue Code of 1986, as amended, which is referred to below as the Code, and regulations, rulings, administrative pronouncements and court decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations at any time and in some circumstances with retroactive effect.

      This section does not discuss all of the tax consequences that may be relevant to a purchaser in light of its particular circumstances or to purchasers subject to special tax rules (including pension plans and other tax-exempt investors, banks, thrifts, real estate investment trusts, regulated investment companies, persons who hold securities as part of a straddle, hedging or conversion transaction, insurance companies and dealers in securities or foreign currencies). Persons considering the purchase of securities should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situation as well as any tax consequences to them arising under the laws of any state, local or foreign taxing jurisdiction.

      The United States federal income tax consequences of the ownership and disposition of securities containing special features, such as securities denominated in a foreign currency, securities with multiple interest rates or securities with extendible maturities, will be discussed in the applicable prospectus supplement.

United States Holders

      As used below, the term "U.S. Holder" means a beneficial owner of a security that is for United States federal income tax purposes,

     .  a citizen or individual resident of the United States,

     . a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership that is not treated as a U.S. person under any applicable Treasury regulations,

     . an estate the income of which is subject to United States federal income taxation regardless of its source, or

     . a trust if, in general, a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

      Payments of Stated Interest. Generally and except as described below, an interest payment on a security will be taxable to a U.S. Holder as ordinary income when it is accrued or paid in accordance with the U.S. Holder's method of accounting for federal income tax purposes.

      Original Issue Discount. If a U.S. Holder holds a security which has original issue discount, which is referred to below as OID, and a maturity of more than one year from its date of issue, such U.S. Holder will generally be required to recognize such OID as ordinary interest income on a constant yield basis in advance of the receipt of cash payments to which such income is attributable, regardless of the U.S. Holder's method of tax accounting. A security referred to in the preceding sentence is referred to below as a discount security.

      A security has OID, if the excess of its "stated redemption price at maturity" over its "issue price" equals or exceeds a de minimis amount (0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity). The stated redemption price at maturity of a security is the sum of all payments provided by the security other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable at least annually at a single fixed rate or at certain floating rates. The issue price of a security is the first price at which a substantial amount of such issue of securities are sold to the public.

      In general, if the excess of a security's stated redemption price at maturity over its issue price is de minimis, then such excess constitutes de minimis OID. Unless a U.S. Holder elects to treat all interest as OID, as described below, the security will not be treated as issued with OID and the U.S. Holder of the security will recognize capital gain with respect to the de minimis OID as stated principal payments on the security are made. The amount of the gain with respect to each payment will equal the product of the total amount of the security's de minimis OID and a fraction, the numerator of which is the amount of the principal payment and the denominator of which is the stated principal amount of the security.

      Except as described below with respect to short-term securities, the amount of OID that a U.S. Holder will be required to include in gross income in a taxable year equals the sum of the daily portions of OID, determined by allocating to each day of the taxable year during which the U.S. Holder holds the security a pro rata portion of OID allocable to each accrual period in the taxable year. An accrual period may be of any length selected by the U.S. Holder and the accrual periods may vary in length over the term of the security as long as each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of OID allocable to each accrual period generally will equal the product of the security's "adjusted issue price" at the beginning of such accrual period and its "yield to maturity" determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period, less the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a security at the beginning of the first accrual period is simply the issue price. Thereafter, the "adjusted issue price" of a security generally is the sum of the issue price plus the amount of OID previously includible in the gross income of the U.S. Holder reduced by the amount of any payments previously made on the security, other than payments of qualified stated interest. A discount security's "yield to maturity" is the discount rate that causes the present value on the issue date of the payments provided for in such security to equal the security's issue price. Thus, under these rules, a U.S. Holder generally will have to include in gross income increasingly greater amounts of OID during the life of the security. Special rules apply for calculating OID in short initial or final accrual periods.

      Optional Redemption. Generally, special rules apply for determining the yield to maturity of discount securities which are subject to certain options. If we have an unconditional option to redeem a discount security, or the U.S. Holder has an unconditional option to cause a discount security to be repurchased, in any case prior to the discount security's stated maturity, such option will be presumed to be exercised if, by utilizing any date on which such discount security may be redeemed or repurchased as the maturity date and the amount payable on such date in accordance with the terms of the discount security as the stated redemption price at maturity, the yield on the discount security would be (a) in the case of an option of ours, lower than its yield to stated maturity or (b) in the case of an option of the U.S. Holder, higher than its yield to stated maturity. If such option is not in fact exercised when presumed to be exercised, the discount security would be treated solely for OID purposes as if it were retired and then reissued on the presumed exercise date for an amount equal to the discount security's adjusted issue price on that date.

      Acquisition Premium. A U.S. Holder that purchases a discount security for an amount that is greater than its adjusted issue price and less than or equal to the sum of all amounts payable on the discount security after the purchase date, other than payments of qualified stated interest, will be considered to have purchased such discount security at an "acquisition premium." Under the acquisition premium rules, the daily portion of OID which such U.S. Holder must otherwise include in its gross income with respect to such discount security for any day will be reduced by an amount which would be the daily portion of OID for such day multiplied by a fraction, the numerator of which is the excess of the U.S. Holder's adjusted basis in the discount security immediately after its purchase over the adjusted issue price of the discount security, and the denominator of which is the sum of the daily portions for such discount security for all days after the date of purchase and ending on the stated maturity date, i.e., the total OID remaining on the discount security.

      Alternatively, rather than applying the acquisition premium fraction to reduce the daily portion of accrued OID, a U.S. Holder of a discount security may, as discussed below, elect to treat all interest on the discount security as OID, adjusted for acquisition premium, and thus compute OID by treating the purchase of the discount security as a purchase at original issuance and applying the mechanics of the constant yield method. Prior to making this election, a U.S. Holder of a discount security should consult its own tax advisor concerning the potential United States federal income tax consequences of such election in its particular situation.

      Variable Securities. Floating rate securities and indexed securities ("variable securities") will be subject to special rules. Generally, provided the variable security qualifies as a "variable rate debt instrument" (as defined in the applicable income tax regulations) and provides for stated interest at a single "qualified floating rate" or "objective rate" (each as defined in the applicable income tax regulations) that is unconditionally payable in cash or in property, other than debt instruments of ours, at least annually, then all stated interest with respect to such variable security is qualified stated interest, and the amount of OID, if any, is determined under the general OID rules by assuming that the variable rate is a fixed rate equal to in the case of a qualified floating rate or inverse floating rate, the value, as of the issue date, of such qualified floating rate or inverse floating rate, or in the case of an objective rate other than an inverse floating rate, a rate that reflects the yield that is reasonably expected for such variable security. Additional rules will apply, as set forth in the applicable pricing supplement, if a variable security does not provide for stated interest at a single qualified floating rate or objective rate, or if a variable security provides for stated interest either at one or more qualified floating rates or at an inverse floating rate and in addition provides for stated interest at a single fixed rate.

      Short-Term Securities. A security that has a fixed maturity date of not more than one year from the date of issue (a "short-term security") will be treated as issued with OID equal to the excess of the total principal and interest payments thereon over its issue price. Generally, an individual or other cash basis U.S. Holder of a short-term security is not required to include OID in gross income currently for United States federal income tax purposes unless it elects to do so. Such an election by a cash basis U.S. Holder will apply to all short-term obligations acquired on or after the beginning of the first taxable year to which the election applies and in all subsequent taxable years unless the IRS consents to the revocation of the election. Accrual basis U.S. Holders and certain other U.S. Holders, including banks, regulated investment companies, dealers in securities, common trust funds, U.S. Holders that hold short-term securities as part of certain identified hedging transactions, certain pass-through entities and cash basis U.S. Holders that so elect, are required to include currently in gross income the OID on a short-term security on either a straight-line basis or, at the irrevocable election of the U.S. Holder, under the constant yield method based on daily compounding. In the case of a U.S. Holder not required and not electing to include OID in gross income currently, any gain realized on the sale or retirement of the short-term security will be ordinary income to the extent of the OID accrued on a straight-line basis (unless an irrevocable election is made to accrue the OID under the constant yield method) through the date of sale or retirement. U.S. Holders that are not required and do not elect to include OID on short-term securities in gross income currently will be required to defer deductions for all or a portion of interest expense on indebtedness incurred or maintained to purchase or carry the short-term securities.

      Any U.S. Holder of a short-term security can elect to apply the rules in the preceding paragraph taking into account the amount of "acquisition discount," if any, with respect to the security, rather than the OID with respect to such security. Such election will apply to all short-term debt obligations acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and in all subsequent taxable years, and may not be revoked without the consent of the IRS. Acquisition discount is the excess of the stated redemption price at maturity of the short-term security over the U.S. Holder's purchase price therefor. Acquisition discount will be treated as accruing on a ratable basis or, at the irrevocable election of the holder, on a constant yield basis (with daily compounding).

      For purposes of determining the amount of OID or acquisition discount subject to these rules, the OID rules provide that no interest payments on a short-term security are qualified stated interest and, therefore, such interest payments are included in the short-term security's stated redemption price at maturity.

      Market Discount. The market discount rules in the Code generally provide that if a person acquires a security, other than a short-term security, with more than a de minimis amount of "market discount" (the amount by which the stated redemption price at maturity or, in the case of a discount security, the "revised issue price" of the security exceeds the U.S. Holder's tax basis for the security immediately following its acquisition) (a "market discount security"), any gain realized upon a disposition, including redemption or retirement, of the security (other than in connection with certain nonrecognition transactions), or any partial principal payment on the security, will be treated as ordinary income (generally, interest income) to the extent of the market discount which accrued while such U.S. Holder held the security. The "revised issue price" of a market discount security is equal to the issue price of the security plus the amount of OID includible in the income of all holders for periods prior to the acquisition of the security by the U.S. Holder, determined without regard to the acquisition premium rules discussed above. Market discount is de minimis if it is less than 0.25% of the security's stated redemption price at maturity multiplied by the number of complete years remaining from the time the taxpayer acquired the security until its maturity. The amount of market discount treated as having accrued will be determined either on a ratable basis by multiplying the market discount and a fraction, the numerator of which is the number of days the security was held by the U.S. Holder and the denominator of which is the total number of days after the date such U.S. Holder acquired the security up to and including its maturity date, or if the U.S. Holder so elects on an irrevocable basis with respect to the security, on a constant yield basis. The market discount rules also provide that a U.S. Holder that acquires a market discount security may be required to defer the deduction of all or a portion of interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry the security until the holder disposes of the security in a taxable transaction.

      Instead of recognizing market discount, if any, upon the disposition of, or partial principal payment on, a market discount security, a U.S. Holder may elect to include market discount in gross income currently as it accrues, either on a ratable basis or on a constant yield basis, as described above. The current inclusion election, once made, applies to all market discount obligations of the holder acquired on or after the first day of the taxable year in which the election applies and in all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder elects to include market discount in gross income in accordance with these rules or makes the election to treat all interest as OID, the foregoing discussion regarding the deferral of interest deductions on indebtedness incurred or maintained to purchase or carry the security would not apply. Further, if a U.S. Holder makes the election, discussed below, to treat as OID all interest on a market discount security, the U.S. Holder is deemed to have made the election to include market discount in gross income currently using a constant yield method on all other market discount obligations. Finally, if a U.S. Holder has previously made the election to include market discount currently, the conformity requirements of that election are satisfied for market discount securities with respect to which the U.S. Holder elects to treat all interest as OID.

      The Treasury Department is authorized to issue regulations implementing the market discount provisions of the Code. The Treasury Department has not issued or proposed any such regulations. It is impossible to anticipate what effect, if any, such regulations would have on purchasers of the securities.

      Amortizable Bond Premium. Generally, if the tax basis of a security immediately after its purchase by a U.S. Holder exceeds the sum of all amounts payable on the security after the purchase date, other than payments of qualified stated interest, such excess will constitute "bond premium" which a U.S. Holder may elect to amortize over the period from the security's acquisition date to its maturity date (or, in certain circumstances, until an earlier redemption date). A U.S. Holder that purchases a security with bond premium is not required to include in gross income any OID on the security. A U.S. Holder that makes the election to amortize bond premium is required to allocate the bond premium to each accrual period under the constant yield method, using a yield computed based on the U.S. Holder's initial tax basis for the security and all payments to be made thereon after the security's acquisition date, in a manner similar to the application of such method in the accrual of OID, as discussed above. The amount of the amortized bond premium allocated to an accrual period generally will be treated first as a reduction of the qualified stated interest on the security included by the U.S. Holder in that accrual period to the extent thereof, then as a deduction allowed in that accrual period to the extent of the U.S. Holder's prior interest inclusions on the security, and finally as a carryforward allowable against the U.S. Holder's future interest inclusions on the security. A U.S. Holder that elects to amortize bond premium must reduce its tax basis in the security by the amount of the bond premium used to reduce qualified stated interest on the security and the amount allowed as a deduction against the U.S. Holder's prior interest inclusions on the security. The election to amortize bond premium will apply to all debt instruments held by the U.S. Holder at the beginning of the first taxable year to which the election applies or thereafter acquired, and is irrevocable without the consent of the IRS. The election to treat all interest, including for this purpose, amortizable bond premium, as OID is deemed to be an election to amortize bond premium for purposes of the conformity requirements of the latter election. In addition, if a U.S. Holder has already made an election to amortize bond premium, the conformity requirements will be deemed satisfied with respect to a security for which the U.S. Holder makes an election to treat all interest as OID.

      In the case of a security that may be redeemed prior to maturity, an earlier redemption date of the security is treated as the maturity date of the security and the amount of bond premium is determined by treating the amount payable on such redemption date as the amount payable at maturity if such a calculation increases a U.S. Holder's yield. If the security is not redeemed on such call date, the remaining bond premium may be amortized to a later call date or to maturity under the rules set forth above. In general terms, if a security purchased with bond premium is redeemed prior to its maturity, a U.S. Holder that has elected to amortize the bond premium may deduct any remaining unamortized bond premium as an ordinary loss in the taxable year of the redemption.

      If an election to amortize bond premium is not made by a U.S. Holder, the U.S. Holder must include in gross income the full amount of each interest payment on the security and will include the bond premium in its tax basis for the security for purposes of computing its gain or loss on the disposition of the security.

      Special rules apply to certain variable securities, and U.S. Holders should consult their tax advisors regarding these rules.

      Possible Election to Treat All Interest as OID. A U.S. Holder of a debt instrument is entitled to elect to treat all interest that accrues on the instrument as OID. Interest for this purpose includes stated interest, OID (including any de minimis OID), acquisition discount, market discount (including any de minimis market discount), and unstated interest, adjusted for amortizable bond premium and acquisition premium. Special rules and limitations apply to taxpayers that make this election and, as discussed herein, this election may affect the tax treatment of other debt instruments held by a U.S. Holder. The election is made for the year in which the U.S. Holder acquired the security, and may not be revoked without the consent of the IRS. Prior to making such an election, U.S. Holders should consult their own tax advisors regarding the decision of whether to make this election.

      Disposition of a Security. Except as discussed above, upon the sale, exchange, retirement or other taxable disposition of a security, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the disposition, other than amounts representing qualified stated interest, which will be taxable as such, and such U.S. Holder's adjusted tax basis in such security. A U.S. Holder's adjusted tax basis in a security generally will equal such U.S. Holder's initial investment in such security, increased by any OID or acquisition discount and any accrued market discount includible in gross income, and decreased by the amount of any payments that are not qualified stated interest payments and amortizable bond premium applied to reduce, or allowed as a deduction against, interest with respect to such security. Except as discussed above with respect to short-term securities, market discount securities and contingent securities, such gain or loss generally will be long-term capital gain or loss if the security was held for more than one year at the time of the disposition.

      Information Reporting and Backup Withholding. In general, information reporting requirements will apply to payments of principal, any premium and interest on a security, including accrual of OID on a discount security, and the proceeds of the sale of a security before maturity within the United States to non-corporate U.S. Holders. In addition, "backup withholding" at a rate of 31% will apply to such payments and to payments of OID if the U.S. Holder fails to provide an accurate taxpayer identification number or is notified by the IRS that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

      Any amounts withheld under the backup withholding rules from payment to a beneficial owner would be allowed as a refund or credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

Non-U.S. Holders

      As used herein, a "Non-U.S. Holder" means a beneficial owner of a security other than a U.S. Holder. Under present U.S. federal income and estate tax law and subject to the discussion of backup withholding below:

      (1) payments of principal, premium, if any, interest and OID on a security by us or any of our agents to any Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that in the case of interest and OID:

     . the Non-U.S. Holder does not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

     . the Non-U.S. Holder is not a controlled foreign corporation that is related to us through sufficient stock ownership, or a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

     . either the beneficial owner of the security certifies to us or our agent, under penalties of perjury, that it is not a "United States person" under the meaning of the Code and provides its name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business that holds the security on behalf of the beneficial owner certifies to us or our agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner a statement, under penalties of perjury, that it is not a "United States person" and provides the payor with a copy of this statement;

      (2) a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of a security, unless:

     . the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year and some other conditions are met; or

     . the gain is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder, or if an income tax treaty applies, is generally attributable to a U.S. "permanent establishment" maintained by the Non-U.S. Holder; and

      (3) a security held by an individual who at the time of death is not a citizen or resident of the United States will not be subject to U.S. federal estate tax as a result of the individual's death if, at the time of the individual's death:

     . the individual did not directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote; and

     . the income on the security would not have been effectively connected with the conduct of a trade or business by the individual in the United States.

      If a Non-U.S. Holder is engaged in a trade or business in the United States and interest, including OID, on the security is effectively connected with the conduct of this trade or business or if an income tax treaty applies and the Non-U.S. Holder maintains a U.S. "permanent establishment" to which the interest, including OID, is generally attributable, although the Non-U.S. Holder is exempt from the withholding tax discussed in the preceding paragraph
(1) provided that the holder furnishes a properly executed United States Internal Revenue Service Form W-8ECI or successor form on or before any payment date to claim the exemption, the holder may be subject to U.S. federal income tax on such interest, including OID, on a net basis in the same manner as if it were a U.S. Holder.

      In addition, a foreign corporation that is a holder of a security may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to some adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a security or gain recognized on the disposition of a security will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

      Recently finalized Treasury Regulations generally effective for payments made after December 31, 2000 will provide alternative methods for satisfying the certification requirement described in the third bullet point of paragraph
(1) above. The finalized Treasury Regulation generally also will require, in the case of a security held by a foreign partnership, that the certification described in the third bullet point of paragraph (1) above be provided by the partners and that the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule will apply in the case of tiered partnerships.

      Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or any of our agents, in their capacities as agents, to a Non-U.S. Holder of a security if the holder has provided the required certification that it is not a United States person as set forth in paragraph (1) above, provided that neither we nor our agent has actual knowledge that the holder is a United States person. We or our agent may, however, report payments of interest on the securities. Payments of the proceeds from a disposition by a Non-U.S. Holder of a security made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply to those payments if the broker is

     .  a United States person,

     . a controlled foreign corporation for U.S. federal income tax purposes,

     . a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period, or

     . with respect to payments made after December 31, 2000, (i) a United States branch of a foreign bank or foreign insurance company or (ii) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.

      Payments of the proceeds from a disposition by a Non-U.S. Holder of a security made to or through the U.S. office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

      Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder would be allowed as a refund or a credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service.

                              Plan of Distribution

General

      We may sell debt securities to or through underwriters, directly to institutional investors or other purchasers, through agents or through a combination of methods. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Sales May be Underwritten

      If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters, or directly by one or more of such firms.

      Unless we specify otherwise in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Sales by Agents

      We may also sell the securities directly or through agents (which may also act as principals) which we may designate from time to time. Any agent involved in the offer or sale of securities with regard to which this prospectus is delivered will be named in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment.

Underwriting Compensation

      In connection with the sale of debt securities, underwriters or agents may receive compensation from us or from purchasers of debt securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described in the related prospectus supplement.

Listing

      The debt securities may or may not be listed on a national securities exchange. If the debt securities are not listed on a national securities exchange, certain broker-dealers may make a market in the debt securities, but are not obligated to do so and may discontinue any market-making at any time without notice. There can be no assurance of an active trading market for the debt securities.

Indemnification

      We may agree to indemnify underwriters and agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters or agents may be required to make in respect thereof. Such underwriters and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Other Relationships

      Certain of our underwriters or agents and their associates may engage in transactions with and perform services for us or our affiliates in the ordinary course of their respective businesses.

Delayed Delivery Contracts

      If indicated in the related prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as we may approve. A purchaser under any such contract will be obligated to purchase the debt securities unless such purchase at the time of delivery is prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Price Stabilization

      If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of any of the underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in transactions that stabilize the price of the securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. We make no representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of the securities. In addition, we make no representation that the representatives of any underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

                                 Legal Matters

      The validity of the debt securities offered hereby will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin 53202.

                                    Experts

      Our financial statements for the year ended December 31, 1999 incorporated into this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, which is incorporated herein by reference, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

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                                  $500,000,000

                         Marshall & Ilsley Corporation

                          Medium-Term Notes, Series E

                                     [Logo]

                               ----------------

                             PROSPECTUS SUPPLEMENT

                                  May 31, 2000
                  (Including prospectus dated April 12, 2000)

                               ----------------

                              Salomon Smith Barney

                          Donaldson, Lufkin & Jenrette

                              Goldman, Sachs & Co.

                                Lehman Brothers

                               J.P. Morgan & Co.

                           Morgan Stanley Dean Witter

                             Robert W. Baird & Co.

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